EXHIBIT 99.1
news release
QLT ANNOUNCES FOURTH QUARTER AND YEAR END 2009 RESULTS
Provides Guidance for 2010

For Immediate Release	March 10, 2010
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) today reported financial results for the fourth quarter ended December 31, 2009 and full year 2009 as well as issued its guidance for 2010. Unless specified otherwise, all amounts are in U.S. dollars and in accordance with U.S. GAAP.
“2009 was a success for QLT on many fronts, as we concluded our non-core asset divestments, resolved all outstanding litigation, and amended our Visudyne® agreement with Novartis,” said Bob Butchofsky, President and Chief Executive Officer of QLT. “We are very excited to begin 2010 as an ophthalmology-focused company with a commercial presence in the U.S. to market Visudyne. We are also pleased to have separately reported today an update on our punctal plug drug delivery platform.”
2009 FINANCIAL RESULTS
Financial Reporting Related to the Sale of QLT USA, Inc.
QLT sold its subsidiary, QLT USA, Inc. (“QLT USA”), including its Eligard® line of products, on October 1, 2009. The Company was paid $20 million on closing, and will receive $10 million on October 1, 2010 and up to an additional $200 million in quarterly payments equal to 80% of the royalties paid to QLT USA (now TOLMAR Therapeutics, Inc.) under the Sanofi-Synthelabo Inc. and MediGene Aktiengesellschaft agreements. QLT has recorded an asset on its balance sheet called Contingent Consideration ($151.1 million, split between current and long-term), which represents the estimated present value of the expected remaining payments due from the $200 million of quarterly payments. The cash collected each quarter for these payments will not be recorded as revenue, rather it will draw down the Contingent Consideration asset on the balance sheet.
For the year ended December 31, 2009, QLT reported the results of the divested QLT USA business as Income from Discontinued Operations on the Statements of Operations. This item captured the net results of the entire QLT USA operation through the divestment date of October 1, 2009, as well as the gain recorded in the fourth quarter related to the sale of QLT USA.
Worldwide Visudyne Product Sales
Worldwide Visudyne sales for the fourth quarter were $25.4 million, a decrease of 17.0% from sales in the fourth quarter of 2008. Sales in the U.S. of $7.3 million were down 8.5% from the prior-year fourth quarter, while sales outside the U.S. of $18.1 million were down 20.0%. For the full year 2009, worldwide Visudyne sales were $105.7 million, 25.5% lower than in 2008, as U.S. sales declined 15.8% and non-U.S. sales declined 28.9%. The drop in Visudyne sales was primarily due to continued competitive pressure throughout the world from alternative therapeutics for age-related macular degeneration.

QLT Revenue
QLT revenue comprises only revenue derived from sales of Visudyne. For the fourth quarter, revenue of $10.8 million was down 8.8% from the fourth quarter of 2008, while for the full year 2009, total revenue of $42.1 million was down 12.8% from the prior year. For both periods the drop in revenue was due to the decline in Visudyne product sales.
QLT’s share of profit from Visudyne sales in the fourth quarter was 28.5%, up from 25.3% in Q4 2008, while for the full year 2009 the profit share rate was 29.8%, up from 23.1% in 2008. The increase in profitability for both the quarter and the year occurred as the reduction in Visudyne expenses exceeded the decline in sales.
QLT Expenses / Other Income
For the fourth quarter, Cost of Sales was $7.5 million, up from $3.5 million in the prior year primarily due to obsolescence charges taken by QLT and Novartis in Q4 2009 totaling approximately $4.8 million. For the full year 2009, Cost of Sales expense was $20.2 million, compared to $14.1 million in 2008. The increase was primarily due to inventory obsolescence charges in 2009 of approximately $9.5 million.
For the fourth quarter of 2009, expenditures for Research and Development (R&D) were $8.1 million compared to $6.5 million in the same period of 2008. The increase occurred primarily because of increases related to our punctal plug drug delivery program. For the full year, expenditures for R&D were $28.6 million in 2009, down from $29.6 million in 2008, as decreased spending on Visudyne combination studies and savings from the 2008 restructuring more than offset the increase in spending on our punctal plug drug delivery program.
For the fourth quarter of 2009, Selling General and Administrative (SG&A) expense was $5.9 million, up from $2.7 million in the fourth quarter of 2008. The large increase occurred because the 2009 fourth quarter included a ramp-up of expenses related to the launch of our commercial presence in the U.S. to market Visudyne effective January 1, 2010, and because the prior year quarter benefited from significant absorption of overhead to inventory in the period. For the full year, SG&A expenditures of $18.3 million were essentially flat from $18.2 million reported for 2008.
Other expense or gain items of note were:
•
The Litigation charge of $20.0 million for the fourth quarter and $20.7 million for the full year 2009, which primarily related to the settlement with Massachusetts General Hospital (“MGH”) announced in the fourth quarter of 2009.

•
The $7.5 million charge for the Purchase of In-Process Research and Development, which related to the acquisition of the Othera Pharmaceuticals, Inc. (“Othera”) compound (now QLT091568) announced in late December 2009.

•
The Net Foreign Exchange Loss recorded in the fourth quarter of $7.3 million, which primarily arose because our functional currency is the Canadian dollar, while our Contingent Consideration asset (which represents the estimated present value of the expected remaining payments due from our sale of QLT USA) and most of our Cash and Cash Equivalents are denominated in U.S. dollars. Therefore, during the fourth quarter when the Canadian dollar strengthened relative to the U.S. dollar, we recognized a foreign exchange loss on these assets in terms of their value in Canadian dollars.

•
The Gain on Contingent Consideration of $3.3 million, which occurred because this asset is recorded as the estimated present value of expected future payments. Therefore, as each quarter elapses, even if the underlying sales forecast is unchanged, we will book a gain as we move one quarter closer to the discounted face value of the asset being realized.

Operating Loss
The operating loss for the fourth quarter was $38.4 million, compared to a loss of $0.9 million in the prior-year quarter, while the full year operating loss for 2009 was $54.3 million, compared to an operating loss in 2008 of $5.3 million. In both cases, the 2009 operating loss was negatively impacted by the $20.0 million Litigation charge related to the MGH settlement, the $7.5 million charge for the Purchase of In-Process R&D from Othera, and charges for Visudyne inventory obsolescence within Cost of Sales. In addition, the full year 2008 operating loss included a gain of $21.7 million on the sale of the Company’s headquarters building and land, which was partially offset by a $9.5 million restructuring charge.
Discontinued Operations
The Income from Discontinued Operations in the quarter of $116.7 million represented the accounting gain on the sale of QLT USA on October 1, 2009. For the full year, the Income from Discontinued Operations of $135.7 million also included $19.0 million of after-tax income earned from operating the QLT USA business for the first nine months of the year, prior to the divestment date.
Although not recorded in the Statements of Operations, in the fourth quarter the Company received $8.4 million in Contingent Consideration, representing 80% of royalties earned on Eligard® sales that occurred during the third quarter of 2009. Further, in the first quarter of 2010, the Company received $10.3 million, representing 80% of the royalties earned on Eligard sales that occurred during the fourth quarter of 2009.
Earnings Per Share (EPS) / Loss Per Share, Adjusted EBITDA
QLT reported EPS of $1.49 in the fourth quarter, compared to $0.08 in the fourth quarter of 2008. The improvement resulted primarily from the gain on the sale of QLT USA reported during the quarter. For the full year, EPS of $1.77 in 2009 was down slightly from $1.81 in 2008, as the 2009 earnings were driven by the gain on the sale of QLT USA, while the 2008 earnings were driven by gains from the divestments of Aczone®, Atrigel®, and our headquarters building and land.
In the fourth quarter, non-GAAP EPS was $0.00. The items that were excluded in the determination of non-GAAP EPS were (i) the gain on the sale of QLT USA, (ii) the Litigation charge, (iii) Visudyne inventory charges, (iv) the Purchase of In-Process R&D, (v) foreign exchange losses related to Contingent Consideration and intercompany debt, (vi) the gain on Contingent Consideration, (vii) stock based compensation, (viii) interest income related to the note receivable, and (ix) the restructuring credit. Also, for the fourth quarter we added back (within Income from Discontinued Operations) the $10.3 million of Contingent Consideration earned for sales of Eligard during the fourth quarter. Because we expect these quarterly earnouts of Contingent Consideration to continue for several years, we believe this is an appropriate way to assess the underlying cash generating capability of the Company. Adjusted EBITDA plus Contingent Consideration earned for the fourth quarter was $3.7 million, as follows:

(In millions of United States dollars)
Non — GAAP operating loss (per Exhibit 1)	$(6.9)
+ Depreciation	0.3
+ Contingent Consideration	10.3

Adjusted EBITDA plus Contingent Consideration	$3.7

The full reconciliation of GAAP to non-GAAP financial measures for the fourth quarter is provided in Exhibit 1. Full year non-GAAP EPS has not been provided because following the divestment of QLT USA, the nature of our business changed significantly and we believe that providing such a number is not meaningful. The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. We believe that the adjusted non-GAAP financial measures may be useful to investors for the purpose of financial analysis of the results of our business. We use these non-GAAP measures internally to evaluate our financial results and to establish operational goals. Certain items are excluded from non-GAAP financial measures because we consider such items to be outside of our core operating results or because they represent non-cash expenses or gains.

Cash
The Company’s consolidated cash balance at December 31, 2009 was $188.1 million, down from the consolidated balance at the end of 2008 of $290.0 million (which included $124.6 million of restricted cash that represented security for a bond posted at that time to stay execution of the Massachusetts Eye and Ear Infirmary (“MEEI”) judgment). The year-over-year decrease was primarily due to payment of the MEEI judgment, cash used for the modified Dutch Auction tender offer completed early in 2009, and the MGH settlement, which were partially offset by cash income tax refunds received, cash generated by the business, and up-front proceeds from the QLT USA divestment. During the fourth quarter, as part of its normal course issuer bid program, the Company repurchased 867 thousand shares for approximately $4.0 million.
Passive Foreign Investment Company
The Company believes that it qualified as a Passive Foreign Investment Company for 2009, which could have adverse tax consequences for U.S. shareholders. Please refer to our Form 10-K for additional information.
2010 GUIDANCE
•	QLT is projecting that Visudyne sales will range from $90 million to $100 million in 2010, with approximately $27 million to $31 million occurring in the United States.

•
Product revenue for product shipped to Novartis is expected to be approximately $6 million to $8 million for the year, which includes approximately $4-5 million of revenue for product that was shipped to Novartis and paid for by Novartis prior to December 31, 2009 (and was previously recorded as deferred revenue on the Balance Sheet).

•	Total revenue is projected to be approximately $47 million to $53 million.

•	Cost of Sales is expected to be approximately $15 million to $17 million, including cost of sales directly related to the recognition of the deferred revenue mentioned above.

•	R&D expense is expected to be $33 million to $37 million while SG&A expense is expected to be $21 million to $24 million.

•
Payments to be earned during the year for the sale of QLT USA (representing 80% of the royalties earned by QLT USA on Eligard sales occurring in 2010) are projected to be approximately $32 million to $35 million. In addition, we expect to receive the $10 million payment due from Tolmar on October 1, 2010.

•
Adjusted EBITDA (derived on the same basis as outlined above in our 2009 fourth quarter results) plus Contingent Consideration earned for the sale of QLT USA, are projected to be $10 million to $15 million for the year.

•
With the significant change in business that has occurred, in 2010 the Company will be using the U.S. dollar as its functional currency. Therefore, we will not be subject to foreign exchange gains or losses on our U.S. dollar denominated assets and liabilities, including the Contingent Consideration asset.

•	Each period we will assess the fair value of the contingent consideration and any changes will flow through the Statements of Operations as gains or losses within Other Income and Expense.
RECENT COMPANY HIGHLIGHTS
•
Announced that its board of directors authorized the repurchase of up to 5% (or approximately 2.7 million shares) of QLT’s outstanding common shares over a 12-month period on the NASDAQ Stock Market and/or the Toronto Stock Exchange (“TSX”) and that the TSX accepted the notice of QLT’s intention to make a normal course issuer bid in the open market commencing November 3, 2009 and ending November 2, 2010. During the fourth quarter of 2009, the Company repurchased 867 thousand shares for approximately $4.0 million.

•
Announced the settlement of QLT’s litigation with MGH. Under the terms of the settlement agreement, QLT paid US$20.0 million to MGH as payment in full for all past and future royalty obligations under the License Agreement between QLT and MGH, in exchange for the dismissal with prejudice of MGH’s lawsuit against QLT pending in the Massachusetts District Court for violation of Massachusetts General Law Chapter 93A, sections 2 and 11. As part of the settlement, QLT and MGH have also released each other from any claims in connection with the lawsuit and certain related matters. Under the existing License Agreement, QLT was obligated to pay MGH a 0.5% royalty on Visudyne sales in the U.S. and Canada.

•
Initiated a Phase Ib study of QLT091001, an orally administered synthetic retinoid replacement therapy for 11-cis-retinal, in pediatric patients with Leber Congenital Amaurosis (LCA), an inherited progressive retinal degenerative disease that leads to retinal dysfunction and visual impairment beginning at birth.

•
Announced the establishment of QLT’s commercial presence in the U.S. through its newly formed subsidiary, QLT Ophthalmics, Inc. (“QOI”). Effective January 1, 2010, QOI assumed responsibility for the sales and marketing of Visudyne in the U.S. from Novartis Pharma AG.

•
Announced the acquisition of OT-730 (now QLT091568), a prodrug of a beta adrenergic antagonist under investigation for the treatment of glaucoma, from privately held Othera Pharmaceuticals, Inc. and its wholly-owned subsidiary, Othera Holding, Inc. for a one-time payment of US$7.5 million in cash.

•
Announced the appointment of Mr. Joseph Turner to the Company’s Board of Directors and Audit and Risk Committee, effective February 18, 2010. His appointment brings the board membership to eight directors.

•
Announced results from clinical trials on the punctal plug delivery system, including device retention studies on third-generation plug designs and the Phase II clinical dosing trials using the latanoprost punctal plug delivery system. Announced future expansion of the punctal plug program to evaluate olopatadine for the treatment of allergic conjunctivitis.

Conference call information
QLT Inc. will hold an investor conference call to discuss 2009 results on Wednesday, March 10, 2010 at 8:30 a.m. ET (5:30 a.m. PT). The call will be broadcast live via the Internet at www.qltinc.com. To participate on the call, please dial 1-800-319-4610 (North America) or 604-638-5340 (International) before 8:30 a.m. ET. A replay of the call will be available via the Internet and also via telephone at 1-800-319-6413 (North America) or 604-638-9010 (International), access code 7157, followed by the “#” sign.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, and the development of drugs to be delivered in our proprietary punctal plug devices. For more information, visit our website at www.qltinc.com.

QLT Inc.—Financial Highlights
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year ended
	December 31,		December 30,
(In thousands of United States dollars, except per share information)	2009	2008	2009	2008
(Unaudited)
Revenues
Net product revenue	$10,810	$11,850	$42,106	$48,312

Costs and expenses
Cost of sales	7,505	3,482	20,198	14,145
Research and development	8,105	6,519	28,590	29,568
Selling, general and administrative	5,853	2,711	18,337	18,230
Depreciation	341	375	1,403	2,940
Litigation	20,012	—	20,662	864
Gain on sale of long-lived assets	—	(377)	—	(21,666)
Purchase of in-process research and development	7,517	—	7,517	—
Restructuring	(119)	78	(263)	9,517

	49,214	12,788	96,444	53,598

Operating loss	(38,404)	(938)	(54,338)	(5,286)

Investment and other (expense) income
Net foreign exchange (losses) gains	(7,289)	702	7,003	643
Interest income	521	1,459	4,339	7,249
Interest expense	—	(1,530)	(1,848)	(10,339)
Gain on Contingent Consideration	3,279	—	3,279	—
Other	12	4	28	289

	(3,477)	635	12,801	(2,158)

Loss from continuing operations before income taxes	(41,881)	(303)	(41,537)	(7,444)

Recovery (provision) for income taxes	5,790	(1,659)	5,317	(1,803)

Loss from continuing operations	(36,091)	(1,962)	(36,220)	(9,247)

Income from discontinued operations, net of income taxes	116,673	7,836	135,654	144,138

Net income	$80,582	$5,874	$99,434	$134,891

Basic net income per common share
Continuing operations	$(0.67)	$(0.03)	$(0.64)	$(0.12)
Discontinued operations	2.15	0.11	2.41	1.93

Net income	$1.49	$0.08	$1.77	$1.81

Diluted net income per common share
Continuing operations	$(0.67)	$(0.03)	$(0.64)	$(0.12)
Discontinued operations	2.15	0.11	2.41	1.93

Net income	$1.49	$0.08	$1.77	$1.81

Weighted average number of common shares outstanding (in thousands)
Basic	54,243	74,620	56,194	74,620
Diluted	54,243	74,620	56,194	74,620

QLT Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In accordance with United States generally accepted accounting principles)

	December 31,	December 31,
(In thousands of United States dollars)	2009	2008
(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$188,114	$165,395
Restricted cash	—	124,578
Accounts receivable	9,465	11,151
Income taxes receivable	4,879	41,801
Inventories	2,874	3,163
Current portion of deferred income tax assets	5,608	403
Mortgage receivable	11,466	—
Assets held for sale	—	72,763
Note receivable	9,259	—
Contingent Consideration	33,587	—
Other	6,052	10,474

	271,304	429,728

Property, plant and equipment	2,597	3,113
Deferred income tax assets	13,320	5,139
Goodwill	—	23,145
Mortgage receivable	—	9,834
Long-term inventories and other assets	14,925	20,799
Long-term Contingent consideration	117,491	—

	$419,637	$491,758

LIABILITIES
Current liabilities
Accounts payable	$3,876	$4,865
Accrued restructuring charge	—	314
Accrued liabilities	5,574	129,473
Liabilities held for sale	—	8,906
Deferred revenue	4,244	4,204

	13,694	147,762

Uncertain tax position liabilities	1,489	766

	15,183	148,528

SHAREHOLDERS’ EQUITY
Common shares	506,023	702,221
Additional paid-in capital	275,592	123,367
Accumulated deficit	(480,130)	(579,564)
Accumulated other comprehensive income	102,969	97,206

	404,454	343,230

	$419,637	$491,758

As at December 31, 2009, there were 53,789,289 issued and outstanding common shares and 5,905,283 outstanding stock options.

QLT Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
2009 Fourth Quarter Reconciliation of GAAP Earnings to Adjusted Non-GAAP Earnings	Exhibit 1

	Three months ended			Three months ended
(In millions of United States dollars, except per share	December 31, 2009			December 31, 2009
information)	GAAP	Adjustments		Non-GAAP(1)
(Unaudited)
Revenues
Net product revenue	$10.8	$(1.3)	(a)	$9.5

Cost and expenses
Cost of sales	(7.5)	4.8	(a)(b)	(2.7)
Research and development	(8.1)	0.2	(b)	(7.9)
Selling, general and administrative	(5.9)	0.3	(b)	(5.5)
Depreciation	(0.3)	—		(0.3)
Litigation	(20.0)	20.0	(c)	—
Purchase of in-process research and development	(7.5)	7.5	(d)	—
Restructuring	0.1	(0.1)	(e)	—

	(49.2)	32.8		(16.4)

Operating loss	(38.4)	31.5		(6.9)

Investment and other (expense) income
Net foreign exchange gains	(7.3)	6.9	(f)	(0.4)
Interest income	0.5	(0.2)	(g)	0.3
Gain on contingent consideration	3.3	(3.3)	(h)	—
Other	0.0	—		0.0

	(3.5)	3.3		(0.1)

Loss from continuing operations before income taxes	(41.9)	34.9		(7.0)

Recovery (provision) for income taxes	5.8	(9.0)	(i)	(3.3)

Loss from continuing operations	(36.1)	25.8		(10.3)

Income from discontinued operations, net of income taxes	116.7	(106.4)	(j)	10.3

Net income	$80.6	$(80.6)		$(0.0)

Basic net income per common share:
Continuing operations	$(0.67)			$(0.19)
Discontinued operations	2.15			0.19

Net income	$1.49			$0.00

Diluted net income per common share:
Continuing operations	$(0.67)			$(0.19)
Discontinued operations	2.15			0.19

Net income	$1.49			$0.00

Weighted average number of common shares outstanding (in millions):
Basic	54.2			54.2
Diluted	54.2			54.2
Adjustments:
(a)	Remove inventory write-downs by QLT and Novartis.

(b)	Remove stock-based compensation.

(c)	Remove litigation expense.

(d)	Remove purchase of in-process research and development.

(e)	Remove restructuring credit.

(f)	Remove foreign exchange losses related to contingent consideration and intercompany debt.

(g)	Remove interest income related to note receivable.

(h)	Remove gain on contingent consideration.

(i)	Remove income tax impact of the above adjustments.

(j)	Remove $116.7 million gain on sale of QLT USA and add back contingent consideration of $10.3 million based on fourth quarter Eligard royalties.
(1)
The adjusted non-GAAP financial measures have no standardized meaning under GAAP and therefore may not be comparable to similar measures presented by other companies. Management believes that the adjusted non-GAAP financial measures may be useful to investors for the purpose of financial analysis of the results of the business. Management uses these measures internally to evaluate the Company’s financial performance and to set operating goals before items that are considered by management to be outside of the Company’s core operating results. Investors are cautioned to not place undue reliance on the non-GAAP financial measures, and to consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, financial reporting measures prepared in accordance with GAAP.

QLT Inc. Media Contact:
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Atrigel® is a registered trademark of QLT USA, Inc.
Visudyne® is a registered trademark of Novartis AG.
Eligard® is a registered trademark of Sanofi-aventis.
Aczone® is a registered trademark of Allergan Sales, LLC.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”
A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading “Significant Accounting Policies — Revenue Recognition.” Visudyne sales are product sales in the U.S. by our wholly-owned U.S. subsidiary, QLT Ophthalmics, Inc., and product sales outside the U.S. by Novartis under its agreement with QLT.
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our projections stated in our financial guidance, including Visudyne sales, product revenue for product shipped to Novartis, total revenue, cost of sales, R&D expenses, SG&A expenses, contingent consideration earned from the sale of QLT USA, adjusted EBITDA; our expectations relating to our use of the U.S. dollar as our functional currency; statements concerning our clinical development programs and future plans; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including Visudyne and our punctal plug technology) and the associated costs of these programs and commercialization efforts may impact our R&D or SG&A expenses; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing relating to Visudyne and Eligard; risks and uncertainties associated with the safety and effectiveness of our technology; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.
This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.